EXHIBIT 10.3

ANAREN, INC.
NON-STATUTORY STOCK OPTION AGREEMENT
[For Non-Employee Directors]

          This sets forth the terms of the NON-STATUTORY STOCK OPTION AGREEMENT (“Agreement”), entered into as of August 9, 2006 (“Effective Date”), by and between ANAREN, INC. (“Company”) and _____________________, a non-employee director of the Company or a Subsidiary (“Optionee”), to document the grant of certain stock options pursuant to the Company’s 2004 Comprehensive Long-Term Incentive Plan.

TERMS

                    1.          Definition of Terms.  For purposes of this Agreement, all defined terms, as indicated by the capitalization of the first letter of such term, shall have the meanings specified in the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan (“Plan”) to the extent not specified in this Agreement.

                    2.          Grant of Option.  Pursuant to the Plan and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option to purchase from the Company all or any part of an aggregate of _____ Common Shares, at a purchase price of $_____ per share (which is equal to the Market Value per Share as of the Effective Date).  The Option Rights granted pursuant to this Agreement shall be treated for all purposes as Non-Statutory Stock Options.

                    3.          Expiration Date.  The Option Rights granted pursuant to this Agreement shall expire on the last normal business day of the Company that precedes the tenth anniversary (not later than the tenth anniversary) of the Effective Date, unless sooner terminated or canceled under the provisions of Paragraph 6 below (“Expiration Date”).

                    4.          Vesting of Option Rights.  The Optionee, provided the Optionee has remained in the continuous service of the Company or a Subsidiary from the Effective Date, may exercise the Option Rights granted under this Agreement during the periods described below (subject to Paragraph 6 below), for the acquisition of the number of Common Shares stated.

                      (a)      All or any part of one-third of the number of Common Shares set forth in Paragraph 2 may be purchased at any time from the first anniversary of the Effective Date through the Expiration Date.

                      (b)      All or any part of an additional one-third of the number of Common Shares set forth in Paragraph 2 may be purchased at any time from the second anniversary of the Effective Date through the Expiration Date.

                      (c)      All or any part of an additional one-third of the number of Common Shares set forth in Paragraph 2 may be purchased at any time from the third anniversary of the Effective Date through the Expiration Date.

                    5.          Manner of Exercise.

                      (a)       Option Rights may be exercised on or after the applicable exercise date and prior to the Expiration Date (or earlier termination or cancellation date) at any time, and may be exercised in whole or in part as to the Common Shares then available for purchase.

                       (b)       Option Rights may be exercised only to acquire whole Common Shares.  No fractional shares shall be issued, and an exercise that would otherwise result in the issuance of fractional shares shall be disregarded to the extent of the fraction.

                       (c)       Option Rights shall be exercised by delivery to the Board (or its designee), in person, by  mail, or by other means acceptable to the Board, the following:

                                   (i)          A written notice containing a reference to this Agreement, a statement of the number of Common Shares with respect to which Option Rights are being exercised.

                                   (ii)         Subject to the approval of the Board, cash in an amount equal to the purchase price for such shares, or Common Shares having an aggregate fair market value, as of the date of exercise, equal to such purchase price, or a combination of cash and Common Shares.

                                   (iii)        Such additional documents as the Board may require.

                    6.          Termination of Service.  Following the Optionee’s termination of service as a director of the Company or a Subsidiary, the Optionee may exercise Option Rights granted under this Agreement to the extent provided in the Plan.  For example, in the event of the Optionee’s voluntary resignation, (a) the Optionee’s unvested Option Rights shall be cancelled, and (b) vested Option Rights as of the date of termination shall be exercisable until the earlier of the Expiration Date or the date that is three months following the date of termination.

                    7.          Assignment or Transfer.  Except as otherwise provided under the Plan, Option Rights granted pursuant to this Agreement shall be exercisable only by the Optionee (or the Optionee’s duly appointed guardian or legal representative) during the Optionee’s lifetime and may not be sold, trans-ferred, assigned, pledged, hypothecated or otherwise disposed of in any other way, except by will or the laws of descent and distribution, and shall not be subject to execution, attachment, garnishment or similar process.  All unexercised Option Rights granted under this Agreement shall be canceled automatically upon any such assignment, transfer, attachment, etc.  The foregoing shall not preclude the exercise of Option Rights (for up to 12 months, as provided in the Plan) after the Optionee’s death.

                    8.          No Right To Continued Service.  This Agreement shall not confer upon the Optionee any right to continued service as a director of the Company or any Subsidiary.

                    9.          No Rights as a Shareholder.  The granting of Option Rights shall not confer upon the Optionee any rights as an owner of Common Shares until the Optionee exercises Option Rights and the Company issues stock certificate(s) to the Optionee.

                    10.        Withholding.  The Company shall have the right to deduct any sums that federal, state or local tax laws require to be withheld from Optionee’s remuneration from the Company upon the grant or exercise of Option Rights.  In the alternative, the Board may require as a condition to either granting Option Rights or issuing Common Shares that the Optionee (or other person exercising Option Rights) pay to the Company for deposit with the appropriate taxing authority, any amounts that federal, state or local tax laws require to be withheld.

                    11.        Notices.  All notices and communications under this Agreement shall be in writing and shall be addressed to the residence of the Optionee and to the principal office of the Company, or such other address as may be designated by the Company or the Optionee.  Notice shall be deemed given upon personal delivery or upon receipt.

                    12.        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, and the heirs, successors and permitted assigns of the Optionee.

                    13.        Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York.  The Optionee agrees to accept as binding, conclusive and final all decisions and interpretations of the Board with respect to any questions that may arise under the Plan and this Agreement.

                    14.        Acknowledgments by Optionee.  Optionee acknowledges that he has been advised, and that Optionee understands, that:

                      (a)      this document constitutes part of a prospectus covering securities that have been or will be registered under the Securities Act of 1933;

                      (b)      the grant of Option Rights and the issuance of any Common Shares pursuant to the exercise of Option Rights may be subject to, or may become subject to, applicable reporting, disclosure and holding period restrictions imposed by Rule 144 under the Securities Act of 1933 (“Rule 144”) and Section 16 of the Securities Exchange Act of 1934 (“Section 16”); and

                       (c)      Common Shares acquired could be subject to Section 16(a) reporting requirements as well as the short swing trading prohibition contained in Section 16(b) which precludes any profit taking with respect to any stock transactions which occur within any six-month period.

The Optionee further acknowledges receipt of a copy of the Plan.

                    The Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has executed this Agreement, both as of the day and year first written above.

ANAREN, INC.	OPTIONEE

By:

Title:

Effective for Grants after July 1, 2005.